STOCK PURCHASE AGREEMENT




               THIS STOCK PURCHASE AGREEMENT is made and entered into as of November 27, 1996 by, between and among Gulf Island Fabrication, Inc., a Louisiana corporation (hereinafter referred to as "Purchaser"), and E. M. Dupaquier and R. H. Marmande, the holders of all of the outstanding shares of capital stock (the "Sellers") of Dolphin Sales & Rentals, Inc. (the "Corporation" or the "Company"). E. M Dupaquier and R. H. Marmande are also referred to herein variously as the "Officers" or "Sellers' Representatives".

                                W I T N E S S E T H :

               WHEREAS, Sellers desire to sell and the Purchaser desire to purchase all of the outstanding shares (the "Shares") of common stock of the Corporation for the consideration and on the terms and conditions set forth herein; and,

               WHEREAS,  Purchaser  and  certain  of  the Sellers desire to
          enter   into  certain  non-competition  agreements   (the   "Non-
          Competition Agreements") as provided in Section 4.01.

               NOW, THEREFORE, the parties hereto hereby agree as follows:

                                          I.

                             PURCHASE AND SALE OF ASSETS

               1.01 Purchase and Sale.

                    At  the  closing of the transaction contemplated hereby
          (the "Closing"), upon the terms and subject to the conditions contained in this Agreement, Purchaser shall purchase from Sellers and Sellers shall sell the Shares consisting of 1,000 shares of common stock, no par value per share, free and clear of any and all liens, mortgages, encumbrances and security interests.

               1.02 Stock Purchase Price.

                    (a) The initial purchase price for the Shares ("Initial Purchase Price") shall be One Hundred Fifty-Two Thousand, Two Hundred Eighty-Two ($152,282) Dollars which shall be allocated among the Sellers in proportion to the Shares sold by each of them to Purchaser.

                    (b)(1) The Initial Purchase Price shall be adjusted to the final purchase price ("Final Purchase Price") by increasing the Initial Purchase Price by the increase in the Net Book Value, as hereinafter defined, or by decreasing the Initial Purchase Price by the decrease in the Net Book Value of the Corporation between September 30, 1996 and the Closing as reflected on the Closing Balance Sheet (as hereinafter defined). However, the Final Purchase Price shall not be less than $152,282.

                    (2)  The  term "Net Book Value" means the excess of (1)
          the book value of all of the Corporation's assets over (2) the book amounts of all the Corporation's current and long-term fixed liabilities and accrued expenses, including all unpaid ad valorem taxes prorated to the date of the Closing, whether or not any of the Corporation's assets are then subject to a lien therefor as of the Closing. All determinations of book value and book amounts shall be made in accordance with the accounting principles, methods and conventions employed in the preparation of the Corporation's September 30, 1996 balance sheet, a copy of which is attached as part of Schedule 1.02(b)(2) (hereinafter "Interim Financial Statements"), but with all intercompany payables, receivables and equity interests eliminated as among Dolphin Services, Inc., Dolphin Steel Sales, Inc. and Dolphin Sales & Rentals, Inc. as though they were members of a consolidated group. Net Book Value at September 30, 1996 was $152,282.

                    (3)  The   term  "Closing  Balance  Sheet"  means   for
          purposes of this Section 1.02(b) the balance sheet of the Corporation as of December 31, 1996 unless such date precedes the Closing by more than five (5) business days, in which case as of the date of the Closing ("Closing Date"), prepared in accordance with the same accounting principles, methods and conventions employed in the preparation of the Corporation's Interim Financial Statements. The Closing Balance Sheet shall be prepared by a certified public accountant or certified public accounting firm designated by Purchaser and shall be presented to Sellers and Purchaser within forty-five (45) days following the Closing. In the event either Sellers or Purchaser disagree with any of the figures shown on the Closing Balance Sheet, they or it shall notify the other parties hereto, within ten (10) days after their receipt of the Closing Balance Sheet, and shall furnish the reasons why that party is in disagreement. If the parties have not resolved their disagreements with respect to the Closing Balance Sheet within twenty (20) days after said notice, Sellers and Purchaser shall submit the handling of any disputed items to an independent nationally recognized accounting firm (other than Price, Waterhouse & Co.) selected by Purchaser and Sellers. If Purchaser and Sellers are unable to agree upon such a nationally recognized independent accounting firm within ten (10) days after expiration of said twenty (20) day period, such an independent nationally recognized accounting firm ("Arbitrator") shall be selected in accordance with the rules of the American Arbitration Association. The Arbitrator shall submit the correct Closing Balance Sheet to Purchaser and Sellers and shall certify the increase or decrease in Net Book Value between the date of the Interim Financial Statements and the close of business on the Closing Date.

               1.03 Closing. The closing (the "Closing") shall take place at the offices of Messrs. Jones, Walker, Waechter, Poitevent, Carrere and Denegre, Baton Rouge, Louisiana, on a mutually agreeable date (the "Closing Date"), not later than ten (10) days following satisfaction of all conditions to Closing set forth in
          Article IX, but after January 1, 1997. Assuming the conditions set forth in Article IX shall have been satisfied, the Closing shall be deemed effective as of the close of business of the Corporation on the date of the Closing. At the Closing:

                    (a) Purchaser shall deliver to Sellers by wire transfer or certified funds cash in an amount equal to One Hundred Two Thousand, Two Hundred Eighty-Two ($102,282) Dollars, allocated among Sellers in proportion to their ownership of the remaining outstanding shares of capital stock of the Corporation, and shall deliver to Whitney National Bank Fifty Thousand and No/100 ($50,000.00) Dollars to be held pursuant to the escrow agreement (the "Escrow Agreement") in the form attached hereto as
          Schedule 1.03(a), which shall also be executed at or prior to the Closing.

                    (b) Sellers shall deliver to Purchaser certificates representing in the aggregate One Thousand (1,000) shares of capital stock of the Corporation with stock powers attached executed in blank, with signature guaranteed, free and clear of any and all liens, mortgages, security interests and encumbrances.

                    (c) All officers and directors of the Corporation shall tender their resignations from such positions, said tender to occur simultaneously with the act of delivery of funds described in Section 1.03(a).

               1.04 Post-Closing. Within ten (10) days following the date on which the Closing Balance Sheet has been agreed upon by the parties or otherwise determined to be accurate, if the Net Book Value of the Corporation as reflected on the Closing Balance Sheet is more than or less than the Net Book Value as reflected on the September 30, 1996 balance sheet of the Corporation, attached as part of Schedule 1.02(b)(2), Purchaser shall pay to or receive from, respectively, Sellers (in proportion to their present ownership of the Shares) cash (by wire transfer or bank cashier's check) equal to the difference. Failure by any Seller to make a payment required pursuant to this Section 1.04 shall constitute a breach of a covenant for which the remedies provided in Section 10.02 are applicable.

                                      ARTICLE II

                      REPRESENTATIONS AND WARRANTIES OF SELLERS

               For purposes of this Agreement the business (the "Business") of the Company is the onshore and offshore oil and gas production platform construction and maintenance business which consists of: outfitting and interconnect piping, painting and maintenance of onshore and offshore oil and gas production platforms; and the construction (including interconnect piping and pile driving) of shallow water and land platforms and pipeline installation. The phrase "in the ordinary course" means in the course of performing any one or more of those enumerated activities. Sellers herewith represent and warrant to Purchaser as of the date hereof and as of the Closing Date (unless another date is expressly set forth below) that:

               2.01 Corporate Existence and Power. The Corporation is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Louisiana, and the Corporation has all corporate powers and all material governmental licenses, permits, authorizations, consents and approvals required to carry on the Business as now conducted. Subject to the provisions of the following sentence, the Corporation is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary. Sellers have heretofore delivered to Purchaser true and complete copies of the Corporation's Articles of Incorporation and By-Laws as currently in effect.

               2.02 Governmental  Authorization.   The  execution, delivery
           and performance by Sellers of this Agreement and the consummation by Sellers of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

               2.03 Non-Contravention.    The   execution,   delivery   and
           performance by Sellers of this Agreement and the consummation by Sellers of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Articles of Incorporation or bylaws of the Corporation (other than any provision which may be waived by the Corporation and/or Sellers), (ii) contravene or conflict with or constitute a violation of any provision of law, regulation, judgment, injunction, order or decree binding upon or applicable to Sellers or the Corporation, or (iii) except as disclosed in Schedule 2.03, require any consent, approval or other action by any person or constitute a default under any obligation of Sellers or the Corporation under any provision of any contract or other instrument binding upon Sellers or the Corporation other than contracts and obligations which may be cancelled unilaterally upon notice to Sellers or the Corporation.

               2.04 Subsidiaries. The Corporation does not own more than fifty (50%) percent of all outstanding shares of capital stock of, other ownership interests in, or other securities of any corporation or other entity.

               2.05 Financial   Statements.    The  balance  sheet  of  the
          Corporation for the year ended December 31, 1995 (such date referred to herein as the "Balance Sheet Date" and such balance sheet the "Balance Sheet") and the related statements of income for the year ended December 31, 1995 (collectively, the "Financial Statements") have been previously delivered to Purchaser and are attached as Schedule 2.05. In all material respects, the Financial Statements fairly present the financial position of the Corporation as of the date thereof and its results of operations for the period then ended.

               2.06 Absence of Certain Changes. Since the Balance Sheet Date to the date hereof, the Corporation has conducted the Business in the ordinary course consistent with past practice and, except as set forth in Schedule 2.06 or otherwise contemplated hereby, there has not been:

                    (a) Any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have a material adverse effect on the Corporation, except to the extent the effect is reflected in the Interim Financial Statements;

                    (b) Any incurrence, assumption or guarantee of any indebtedness for borrowed money or any material obligation or liability, except in the ordinary course of the Business consistent with past practice and except as reflected on the Interim Financial Statements;

                    (c) Any creation or other incurrence of any Lien (as defined in Section 2.08) on any asset of the Corporation, except in the ordinary course of the Business consistent with past practice and except as reflected in the Interim Financial Statements;

                    (d)  Any  making  of   any  loan,  advance  or  capital
          contributions to or investment in any person, except as reflected in the Interim Financial Statements;

                    (e)  Any  amendment  of  any   material   term  of  any
          outstanding security of Seller;

                    (f) Any material damage, destruction or other casualty loss affecting any of the assets of the Corporation, except those covered by insurance and except as reflected in the Interim Financial Statements;

                    (g) Any transaction or commitment made, or any contract or agreement entered into, by the Corporation relating to its assets or the Business or any relinquishment of any contract or other right, in either case, material to the Corporation, other than transactions and commitments (including acquisitions and dispositions of steel and equipment) in the ordinary course of the Business consistent with past practice and except as reflected in the Interim Financial Statements;

                    (h) Any declaration or payment of any dividend or other distribution by the Corporation or any repurchase, redemption or other acquisition for value of any security or other interest in the Corporation or any commitment to do any of the foregoing;

                    (i) Any general or specific increase in the salary or other compensation (including, without limitation, bonuses, profit sharing or deferred compensation) payable or to become payable to any employees of the Corporation, except in the ordinary course of the Business consistent with past practice;

                    (j) Any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Corporation or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Corporation; or

                    (k) Any agreement entered into to do any of the foregoing.

               2.07 Properties.

                    (a) The Corporation has good and marketable title to, or in the case of leased property valid leasehold interests in, all property and assets (whether real or personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practice. None of such properties or assets is subject to any liens, mortgages, security interests or other encumbrances (herein "Liens") except:

                         (i)  Liens disclosed on the Balance Sheet;

                        (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet);

                       (iii) Liens disclosed in Schedule 2.07(a) or which will be discharged at the Closing;

                        (iv) Liens which do not materially detract from the value of such property or assets as now used, or materially interfere with any present or intended use of such property or assets; or

                         (v)  Liens  in  favor   of   vendors  and  lessors
                              incurred in the ordinary course of business.

          Clauses (i), (ii), (iii) (iv) and (v) are, collectively, referred to herein as "Permitted Liens".

                    (b) To the knowledge of Sellers and except as reflected on the Interim Financial Statements, there are no developments affecting any of such properties or assets pending or threatened which could materially detract from the value of such property or assets, materially interfere with any present or intended use of any such property or assets or materially adversely affect the marketability of such properties or assets.

                    (c) All such leases of real and personal property with respect to which the Corporation is a lessee are as of the date hereof and will be on the Closing Date valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any material default or any event which with notice or lapse of time or both would constitute a material default.

                    (d) Schedule 2.07(d) identifies all real and personal property used or held for use in connection with the Business as of the date hereof (the "Property") and contains an accurate balance sheet showing the adjusted tax basis of all of the Corporation's assets for United States income tax purposes at September 30, 1996. The plants, buildings, structures, tools, steel inventory and equipment reflected on the Balance Sheet or acquired after the Balance Sheet Date through the date hereof have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are suitable for their present uses and, in the case of plants, buildings and other structures (including without limitation, the roofs thereof), are structurally sound, except as set forth on Schedule 2.07(d). Such plants, buildings and structures currently have access to (1) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (2) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, as is necessary for the conduct of the Business. None of the material structures on the immovable or real property of the Corporation encroaches upon real property of another person, and no structure of any other person substantially encroaches upon any immovable or real property of the Corporation. All items of equipment listed on
          Schedule 2.07(d) are in the possession and control of the Corporation and will be in the Corporation's possession and control on the Closing Date and are in good operating condition and are adequately performing the tasks which they are designed to perform.

               2.08 Sufficiency of and Title to the Purchased Assets.

                    (a) The assets (the "Assets") disclosed on the Balance Sheet and in Schedule 2.07(d) constitute as of the date thereof and hereof, respectively, all of the assets or property used or held for use in the Business and are adequate to conduct the Business as presently conducted.

                    (b) Upon consummation of the transactions contemplated hereby, the Corporation will have good and marketable title in and to each of the Assets, free and clear of all Liens, except for Permitted Liens.

               2.09 No Undisclosed Material Liabilities. Except as disclosed on Schedule 2.09, as of the Closing there will be no liabilities of the Corporation of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

                         (i) Liabilities disclosed or provided for in the Interim Financial Statements;

                        (ii) Liabilities for which adequate insurance is available; and,

                       (iii) Liabilities incurred in the ordinary course of the Business, including tax liabilities and liabilities for personal injuries and property damage, which in the aggregate are not material to the Business taken as a whole.

               2.10 Litigation. Except as set forth in Schedule 2.10, as of the date hereof there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of Sellers threatened against or affecting, Sellers, the Corporation or any of their or its properties before any court or arbitrator or any governmental body, agency, official or authority, which, individually or in the aggregate, if determined or resolved adversely to Sellers or the Corporation in accordance with the plaintiff's demands, would reasonably be expected to have a material adverse effect on Sellers or the Corporation or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

               2.11 Material Contracts.

                    (a)  Except  as   disclosed  in  Schedule  2.11(a)  and
          elsewhere  in  this  Agreement,   as   of  the  date  hereof  the
          Corporation is not a party to or subject to:

                         (i)  Any lease of real or immovable property;

                        (ii) Any lease that is material to the Corporation of personal or movable property as lessee;

                       (iii) Any contract for the purchase of materials, supplies, goods, services, equipment or other assets, other than in the ordinary course of the Business;

                        (iv) Any sales, distribution or other similar agreement providing for the sale by the Corporation of materials, supplies, goods, services, equipment or other assets, other than to customers in the ordinary course of the Business;

                         (v) Any lease of any item of tangible personal or movable property or real or immovable property as lessor other than to customers in the ordinary course of the Business;

                         (vi) Any  partnership,  joint  venture   or  other
                              similar contract, arrangement or agreement;

                        (vii) Any  contract  relating  to indebtedness  for
                              borrowed money (whether incurred, assumed, guaranteed or secured by any asset);

                       (viii) Any license, franchise or similar agreement;

                         (ix) Any agency, dealer,  sales  representative or
                              other similar agreement;

                          (x) Any contract or commitment that substantially
                              limits the freedom of the Corporation to compete in any line of business or with any person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset or which would so limit the freedom of the Corporation after the Closing;

                         (xi) Any consulting agreement;

                        (xii) Any  contract relating  to  any  guaranty  or
                              indemnity issued by the Corporation;

                       (xiii) Any agreement  relating to the acquisition or
                              disposition of any part of the Business; or

                        (xiv) Any other contract  or commitment not made in
                              the   ordinary   course   of   the   Business
                              consistent with past practice.

                    (b) Each contract disclosed in any schedule to this Agreement or required to be disclosed pursuant to Section 2.11(a) is a valid and binding agreement of the Corporation, and, to the knowledge of Sellers, as of the date hereof is in full force and effect, and neither the Corporation nor, to the knowledge of Sellers, any other party thereto is in default or breach in any material respect under the terms of any such Contract, nor, to the knowledge of Sellers, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any such default or breach.

               2.12 Licenses and Permits. Schedule 2.12 correctly describes each material governmental license, permit, authorization, consent or approval affecting, or relating in any way to, the Corporation and its business, together with the name of the governmental agency or entity issuing such license or permit (the "Permits"). Except as set forth on Schedule 2.12, such Permits are valid and in full force and effect and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

               2.13 Ability to Conduct the Business. Except as set forth in Schedule 2.13, as of the date hereof there is no contract, nor any judgment, order, writ, injunction or decree that by its terms prevents or would reasonably be expected to prevent the use by the Corporation of the Assets or the conduct by the Corporation of the Business after the Closing Date.

               2.14 Material Suppliers. Schedule 2.14 lists the five largest (in dollar value) suppliers of inventory to the Corporation during each of the last two completed fiscal years and through December 31, 1995. To the knowledge of Sellers, since the Balance Sheet Date there has not been any adverse change in the business relationship of the Corporation with any such supplier or with any supplier that is otherwise material to the Business or with any supplier as a result of the transactions contemplated hereby, except as disclosed on Schedule 2.14.

               2.15 Insurance Coverage. Sellers have furnished or provided access to Purchaser to true and complete copies of, all insurance policies currently in effect covering the assets, the Business and the employees of the Corporation. Except as disclosed on
          Schedule 2.15, as of the date hereof there is no claim by the Corporation pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums payable under all such policies have been paid and the Corporation is otherwise in full compliance with the terms and conditions of all such policies.

               2.16 Compliance with Laws; No Defaults.

                    (a) As of the date hereof, the Corporation is not in violation of, has not since December 31, 1995 violated, and to Sellers' knowledge is not under investigation with respect to or has not been threatened to be charged with or given notice of any violation of, any law, rules, ordinances or regulations, judgments, injunctions, orders or decrees binding upon or applicable to the Corporation, except for any violations set forth in Schedule 2.16(a) which would not, individually or in the aggregate, if finally determined adversely, result in a material adverse effect on the business of the Corporation.

                    (b) As of the date hereof, the Corporation is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under any contract or other instrument binding upon the Corporation or affecting or relating to its business or any license, authorization, permit, consent or approval held by the Corporation or affecting or relating to the Business, except as otherwise disclosed in this Agreement or in Schedules attached hereto.

               2.17 Inventories. The inventories set forth in the Balance Sheet were properly stated therein at cost determined in accordance with generally accepted accounting principles applied on a consistent basis. Since the Balance Sheet Date, the inventories related to the Business have been maintained in the ordinary course of business. Except as set forth in Schedule 2.17, all such inventory is owned free and clear of all Liens, except Permitted Liens. All of the inventory recorded on the Balance Sheet consists of, and all inventory related to the Business on the Closing Date will consist of, items of a quality usable or saleable in the normal course of the Business consistent with past practices and are and will be in quantities sufficient for the normal operation of the Business in accordance with past practice.

               2.18 Receivables. All accounts, notes and other receivables (other than receivables collected since December 31, 1995) reflected on the Balance Sheet are, and all accounts, notes and other receivables arising out of or otherwise relating to the Corporation's business as of the Closing will be, valid, binding and enforceable, subject to applicable laws governing bankruptcy, moratorium or creditors' rights generally which may prevent their enforcement. The dollar amount shown for all such accounts on the Interim Financial Statements, less the allowance for doubtful accounts shown thereon, is collectible in full. All accounts, notes and other receivables arising out of or otherwise relating to the Business at the Balance Sheet Date have been included in the Balance Sheet, and all accounts, notes and other receivables arising out of or otherwise relating to the Business at the Closing Date will be reflected on the Corporation's financial books and records.

               2.19 Intellectual Property.

                    (a)  Schedule  2.19(a)  sets  forth  as of December 31,
          1995 a list of all intellectual property rights (herein "Intellectual Property Rights") used or held for use or otherwise necessary in connection with the conduct of the Business, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right and if Seller is not the owner, the rights held by the Corporation; (iii) the jurisdictions by or in which such Intellectual Property Right is recognized, issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) material licenses, sublicenses and other agreements as to which the Corporation is a party and pursuant to which any person is authorized to use such Intellectual Property Right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

                    (b) (i) Except as set forth in Schedule 2.19(b), the Corporation has not since January 1, 1996 been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to its business that has not been finally terminated prior to the date hereof and that involves a claim of infringement by the Corporation of any intellectual property rights of any other person, and (ii) the Corporation has no knowledge of any basis for any such claim of infringement, and no knowledge of any continuing infringement by any other person of any intellectual property rights used or held for use or otherwise necessary in connection with the conduct of the
          Business. No such intellectual property right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Corporation or restricting the licensing thereof by the Corporation to any Person. The Corporation has not entered into any agreement to indemnify any other person against any charge of infringement of any intellectual property rights.

                    (c) As used herein, the term "Intellectual Property Right" means any trade name, trademark, service name, service mark, copyright, invention, patent, trade secret, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

               2.20 Employees. Schedule 2.20 identifies all of the Corporation's officers and key employees as of December 31, 1995. None of such key employees has indicated to the Corporation that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement, except that E. M. Dupaquier and R. H. Marmande shall retire from the Corporation's employee on the Closing Date.

               2.21 Fees. There is no investment banker, broker, financial advisor, finder or other intermediary which has been retained by or is authorized to act on behalf of Sellers who might be entitled to any fee or commission from Purchaser upon consummation of the transactions contemplated by this Agreement.

               2.22 Environmental Matters.

                    (a) The following defined terms, as used herein, have the following meanings:

                    "CERCLA"   means   the   Comprehensive    Environmental
          Response, Compensation and Liability Act of 1980, as amended.

                    "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, whether now or hereafter in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

                    "Environmental Liabilities" means any and all liabilities of, or relating to, Seller (including any entity which is, in whole or in part, a predecessor of Seller), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws (including without limitation any matters disclosed or required to be disclosed in Schedule 2.22 hereto) and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

                    "Environmental Permits" means all permits, licenses, authorizations, certificates and approvals of governmental authorities relating to or required by Environmental Laws and necessary or proper for the business of Seller as currently conducted.

                    "Hazardous Substance" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any substance regulated under Environmental Laws.

                    "Regulated Activity" means any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance.

                    "Release" means any discharge, emission or release including a Release as defined in CERCLA at 42 U.S.C. 9601 (22). The term "Released" has a corresponding meaning.

                    (b) Except as disclosed on Schedule 2.22 as of the date hereof:

                         (i) No notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and, to Seller's knowledge, no investigation or review is pending or threatened by any governmental entity or other person with respect to any (a) alleged violation by the Corporation of any Environmental Law or liability thereunder, (b) alleged failure by the Corporation to have any Environmental Permit, (c) Regulated Activity, or (d) Release of Hazardous Substances;

                        (ii) Other than generation in compliance with all applicable Environmental Laws, (a) the Corporation has not engaged in any Regulated Activity and (b) no Regulated Activity has
                              occurred at or on any property now or previously owned, leased or operated by the Corporation;

                       (iii) No polychlorinated biphenyls, radioactive material, urea formaldehyde, lead, asbestos, asbestos-containing material or underground storage tank (active or abandoned) is or has been present at any property now or previously owned, leased or operated by the Corporation;

                        (iv) No Hazardous Substance has been Released (and no notification of such Release has been filed or made) or is present (whether or not in a reportable or threshold planning quantity) at, on or under any property now or previously owned, leased or operated by the Corporation;

                         (v) No property now or previously owned, leased or operated by the Corporation or any property to which the Corporation has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to Seller's knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up;

                        (vi) There are no liens under Environmental Laws on any of the real property or other assets owned, leased or operated by the Corporation, no governmental actions have been taken or are in process which could subject any of such properties or assets to such liens and the Corporation would not be required to place any notice or restriction relating to Hazardous Substances at any property owned by it in any deed to such property;

                       (vii) There are no Environmental Permits that are nontransferable or require consent, notification or other action to remain in full force and effect following the consummation of the transactions contemplated hereby; and

                      (viii) All Perchloroethylene and each other chemical substance used by the Corporation in connection with the business has been disposed of in accordance with all applicable laws, rules, regulations and pronouncements of the United States, all applicable states and all applicable boards, agencies, departments and other divisions thereof.

                    (c) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Corporation or Sellers has knowledge in relation to the current or prior business of the Corporation or any property or facility now or previously owned or leased by the Corporation which has not been delivered to Purchaser at least five days prior to the date hereof.

                    (d) For purposes of this Section 2.22, the term "Corporation" shall include any entity which is, in whole or in part, a predecessor of the Corporation.

               2.23 Labor Matters. As of the date hereof, the Corporation is in compliance with all currently applicable laws respecting employment and employment practices (including terms and conditions of employment, wages and hours) and is not engaged in any unfair labor practice, the failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a material adverse effect on the Business. As of the date hereof there is no unfair labor practice complaint pending or, to the knowledge of Sellers, threatened against the Corporation before the National Labor Relations Board or before any other state or local board, agency or tribunal.

               2.24 The Shares. (a) There are presently outstanding and at the Closing there will be outstanding a total of One Thousand (1,000) shares of no par value voting common stock of the Corporation (the "Shares"). No other class of common, preferred or other type of shares of stock is presently outstanding.

                    (b) The issuance of all of the Shares has been duly authorized by all required action by the Corporation and all of the Shares are fully paid and non-assessable.

                    (c) The Shares are registered in the names of the persons and in the amounts set forth in Schedule 2.24(c). All of the Shares registered in the names of the above persons may be conveyed by them without the consent of an person, other than Consents of the Corporation and the other Sellers which are waivable by them at or prior to the Closing Date.

                    (d) None of the Shares is subject to any lien, mortgage, pledge, security interest or other encumbrance and each Seller has good and marketable title to all Shares registered in his name.

               2.25 Binding Agreement. This Agreement constitutes a valid and binding obligation of Sellers.

               2.26 Other Information. None of the documents or information delivered to Purchaser in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

                                     ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF PURCHASER

               Purchaser represents and warrants to Sellers that:

               3.01 Organization and Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana.

               3.02 Corporate Authorization. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby or thereby are within the powers of Purchaser and have been duly authorized by all necessary action on the part of Purchaser. This Agreement constitutes a valid and binding agreement of Purchaser.

               3.03 Governmental Authorization. The execution, delivery and performance by Purchaser of this Agreement requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

               3.04 Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement does not and will not
          (i) contravene or conflict with the Articles of Incorporation or By-Laws of Purchaser or (ii) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon Purchaser.

               3.05 Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission from Sellers upon consummation of the transactions contemplated by this Agreement.

               3.06 Financing.   Purchaser  will  have on the Closing  Date
          sufficient funds available to purchase the Shares, provided all conditions set forth in Article IX are satisfied.

               3.07 Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Purchaser threatened against or affecting, Purchaser before any court or arbitrator or any governmental body, agency or official which in any matter challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

                                      ARTICLE IV

                                 COVENANTS OF SELLERS

               4.01 Conduct of the Business. From the date hereof until the Closing Date, Sellers shall cause the Corporation to conduct the Business in the ordinary course consistent with past practice and cause the Corporation to exert its best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Sellers shall not cause the Corporation to and the Corporation shall not:

                         (i) Merge or consolidate with any other person or acquire a material amount of assets of any other person, other than steel, tools and equipment purchased in the ordinary course of the Business;

                        (ii) Declare and/or pay any dividend or make any other distribution or transfer of cash or other assets to its shareholders in their capacities as such;

                       (iii) Sell, lease, license or otherwise dispose of any assets except (a) pursuant to existing contracts or commitments and (b) in the ordinary course of the Business consistent with past practices; or

                        (iv)  Agree or commit to do any of the foregoing.

          Sellers shall not permit the Corporation to (a) take or agree or commit to take any action that would make any representation and warranty of Sellers hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (b) omit or agree to commit or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

               4.02 "S" Election. Sellers and their spouses shall execute and cause the Corporation to execute Internal Revenue Service forms 2553 so as to elect the provisions of Subchapter S of the United States Internal Revenue Code, sections 1361, et seq., effective January 1, 1997 and shall deliver fully completed forms 2553 with all of their signatures to Purchaser on or before the earlier of the Closing Date or January 15, 1997.

               4.03 Access to Information. Sellers (i) will give Purchaser, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Corporation and will allow Purchaser or its representatives access to conduct all reasonable environmental tests and inspections, (ii) will furnish to Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Corporation as such persons may reasonably request and (iii) will instruct its employees, counsel and financial advisors to cooperate with Purchaser in its investigation of the Corporation; provided, however, Purchaser shall utilize the minimum number of personnel as will not interfere with the conduct of the Corporation's business and shall utilize them only at the times the Corporation is open for business. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers hereunder.

               4.04 Life Insurance Policies. Prior to the Closing, each seller shall purchase all policies of life insurance on his life owned by the Corporation for cash in the amount of the cash surrender values of these policies.

               4.05 Notices  of  Certain  Events.   Sellers  shall promptly
          notify Purchaser of:

                         (i) Any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                        (ii) Any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                       (iii) Any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Corporation or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.10 or that relate to the consummation of the transactions contemplated by this Agreement.

                                      ARTICLE V

                                COVENANTS OF PURCHASER

               Purchaser agrees that:

               5.01 Confidentiality.   Prior to the Closing Date and for  a
          period of one (1) year after any termination of this Agreement, Purchaser will hold, and will use its best efforts to cause its respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information (including, without limitation, confidential commercial information and information with respect to customers and proprietary systems, technologies or processes) concerning the Business or which the Corporation or Sellers furnished to Purchaser in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by Purchaser, (ii) in the public domain through no fault of Purchaser or (iii) later lawfully acquired by Purchaser from sources other than the Corporation or Sellers; provided, that Purchaser may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Purchaser of the confidential nature of such information and are directed by Purchaser to treat such information confidentially. This obligation shall be satisfied if Purchaser exercises the same reasonable and customary care, in light of the industry and its past practices, with respect to such information as it would take to preserve the confidentiality of its own confidential information. If this Agreement is terminated, Purchaser will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Sellers, upon request, all documents and other materials, and all copies thereof, obtained by Purchaser or on their behalf from Sellers or the Corporation in connection with this Agreement that are subject to such confidence. Purchaser agrees that it will retain all documents and other materials obtained by Purchaser from Sellers or the Corporation in connection with this Agreement and the transactions contemplated hereby for a reasonable and customary period of time and will not destroy any material documents during such period without first providing Seller with the opportunity of making copies thereof.

               5.02 Access. On and after the Closing Date, Purchaser will afford promptly to Sellers through their representatives, E. M. Dupaquier and/or R. H. Marmande ("Sellers' Representatives"), reasonable access to the Corporation's properties, books, records, employees and auditors to the extent necessary to permit Sellers to determine any matter relating to their rights and obligations hereunder and Sellers' federal and state income and other tax liabilities with respect to any period ending on or before the Closing Date and shall maintain them for a period of five (5) years following the Closing or for such longer period as any audit (private, tax or other governmental) of those documents is continuing; provided that any such access by Sellers shall not unreasonably interfere with the conduct of the Business of the Corporation or Purchaser. Sellers will hold, and will use their best efforts to cause their officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Purchaser or the Business provided to them pursuant to this Section 5.02.

               5.03 No Election Under Section 338. (a) Purchaser shall not cause nor shall the Corporation make or file any election under any provision of Section 338, including Section 338(h)(10), of the United States Internal Revenue Code (the "Code") with respect to the transactions contemplated by this Agreement.

                    (b) Purchaser shall take no action nor permit any action or course of conduct to be taken by it or by the Corporation, or permit the filing of any Section 338 election with respect to any other stock acquisition by Purchaser of any other corporation, if such filing would have the same effect as if a formal election under any provision of Section 338, including Section 338(h)(10), of the Code had been filed with respect to the transaction contemplated hereby.

                                      ARTICLE VI

                          COVENANTS OF SELLERS AND PURCHASER

               Sellers and Purchaser hereto agree that:

               6.01 Consulting Agreements. At the Closing, E. M. Dupaquier, R. H. Marmande and the Company shall execute the Consulting Agreements in the forms attached hereto as Schedule 6.01.

               6.02 Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each of Sellers and Purchaser will use their and its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Sellers and Purchaser each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement, but without expanding the obligations and responsibilities of any party hereunder.

               6.03 Certain Filings. Sellers and Purchaser shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

               6.04 Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.

                                     ARTICLE VII

                                     TAX MATTERS

               7.01 Tax Definitions. The following terms, as used herein, have the following meanings:

                    "Code" means the Internal Revenue Code of 1986, as amended.

                    "Post-Closing Tax Period" means any tax period ending after the Closing Date, except that with respect to a tax period that commences before but ends after the Closing Date, the portion of such period after the close of business on the Closing Date.

                    "Pre-Closing Tax Period" means any tax period ending on or before the close of business on the Closing Date and with respect to a tax period that commences before but ends after the Closing Date, the portion of such period up to the close of business on the Closing Date.

                    "Tax" means (i) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (a "Taxing Authority") and (ii) any liability to any person (including any applicable Taxing Authority) in respect of any tax included in Clause (i) above by reason of any indemnity, transferee liability, contractual or legal obligation.

               7.02 Tax Matters. Sellers hereby represent and warrant to Purchaser as of the date hereof and as of the Closing Date that, except as provided in Schedule 7.02, the Corporation has paid or will timely pay all material taxes payable by the Corporation and attributable to any Pre-Closing Tax Period which are required to be paid on or prior to the Closing Date, the non-payment of which would result in a lien on the Shares on or after the Closing Date, would otherwise materially adversely affect the Business after the Closing Date or would result in Purchaser becoming liable therefor, except for taxes caused by an actual or deemed election under Section 338 of the Code, which is Purchaser's responsibility pursuant to Section 5.03. Sellers herewith represent that the only Taxes which will be owed by the Corporation as of the Closing Date are those which arise or have arisen or have been incurred in the ordinary course of the Corporation's Business. The Corporation has filed all required income, franchise, sales, ad valorem, employment and other tax returns and paid the total amount of Taxes due by it. The provision for the corporate income and franchise tax liability of the Corporation for all periods through the Closing Date as shown on the Closing Balance Sheet will be adequate relative to the Corporation's actual liability therefor as finally determined. Sellers represent that the Corporation is not prohibited by any law, rule or regulation from electing the provisions of Subchapter S of the Code, sections 1361, et seq., commencing January 1, 1997.

               7.03 Tax Cooperation:  Allocation of Taxes.

                    (a) Purchaser and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Corporation, the non-compete covenant described in Section 4.01 and the Business as is reasonably necessary for the filing of all tax returns, and making of any election related to taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any tax return. Sellers and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding related to taxes involving the Business and each shall execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Paragraph
          (a) of Section 7.03.

                    (b) Any transfer, documentary, sales, use or other taxes arising in connection with the transactions contemplated by this Agreement and any recording or filing fees with respect thereto (each, a "Transfer Tax") shall be the responsibility of Purchaser.

                     (c) Each of Sellers and Purchaser shall execute all required elections pursuant to section 1377(a)(2) of the Code to terminate the Corporation's taxable year commencing January 1, 1997 and ending as of the close of business on the Closing Date (as defined in Section 1.03 entitled "Closing"), and allocate all of the Corporation's income or loss for that period to Sellers and the Corporation's income or loss for the remainder of calendar year 1997 to Purchaser.

                                     ARTICLE VIII

                                  EMPLOYEE BENEFITS

               8.01 Employee Benefits Definitions. The following terms, as used herein, shall have the following meanings:

                    "Benefit Arrangement" means  any  employment, severance
          or similar contract, or any other contract, plan, policy or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to, as the case may be, by Seller and (iii) covers any employee or former employee of the Corporation.

                    "Employee Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by the Corporation and (iii) covers an employee or former employee of the Corporation.

                    "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

                    "Multi-Employer Plan" means each Employee Plan that is a multi-employer plan, as defined in Section 3(37) of ERISA.

                    "PBGC" means the Pension Benefit Guaranty Corporation.

                    "Title IV Plan" means an Employee Plan, other than any Multi-Employer Plan, subject to Title IV of ERISA.

               8.02 Employee  Matters.   The  Sellers hereby represent  and
          warrant to Purchaser as of the date hereof:

                    (a) Schedule 8.02(a) lists each Employee Plan. Sellers have provided or allow Purchaser access to as a true and complete copy of each such Plan (and, if applicable, related trust documents) and all amendments thereto and written interpretations thereof together with (i) the three most recent annual reports prepared in connection with each such Employee Plan (Form 5500 including, if applicable, Schedule B thereto) and
          (ii) the most recent actuarial report, if any, prepared in connection with each Employee Plan. Schedule 8.02(a) identifies each person who is a participant or who is eligible to participate in each Employee Plan who is not an active employee of Seller. The term "active employee" shall mean any person who, on the Closing Date, is actively employed by the Corporation or who is on short-term disability leave, authorized leave of absence, military service or lay-off with recall rights as of the Closing Date.

                    (b)  Schedule    8.02(b)   sets   forth   all   Benefit
          Arrangements  presently  in  place   for  all  employees  of  the
          Corporation.

                    (c) As of the date hereof, there is no litigation, administrative or arbitration proceeding or other dispute pending or threatened that involves any Employee Plan or Benefit Arrangement which could reasonably be expected to result in a liability to the Corporation or Purchaser.

                    (d)  No  Employee  Plan is (i) a  Multi-Employer  Plan,
          (ii) a Title IV Plan or (iii) is maintained in connection with any trust described in Section 501(c)(9) of the Code. No "prohibited transaction", as defined in Section 406 of ERISA or
          Section 4975 of the Code, has occurred that could result in a liability to the Corporation, Purchaser or any of its Affiliates. As used herein the term "Affiliate" means any individual, group of individuals, corporation, partnership or other entity controlled by, controlling or under common control with the person or entity with respect to which that term is used. Neither the Corporation nor any of its current or former Affiliates (while an Affiliate) has within the last five (5) years engaged in or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA. Neither the Corporation nor any of its current or former Affiliates has ever maintained or become obligated to contribute to any employee benefit plan (i) that is subject to Title IV of ERISA, (ii) to which Section 412 of the Code applies, or (iii) that is a multi-employer plan under Title IV of ERISA. The Corporation has not incurred, and does not reasonably expect to incur, (a) any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title V of ERISA or (b) any liability under Section 4971 of the Code that in either case could become a liability of the Corporation or any of its Affiliates after the Closing Date.

                    (e) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and no event has occurred since such adoption that would adversely affect such qualification and each trust created in connection with each such Employee Plan forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Sellers have furnished to Purchaser copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations including but not limited to ERISA and the Code.

                    (f) Seller has furnished to Purchaser copies or descriptions of each Benefit Arrangement. Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement. Schedule 8.02(f) identifies each individual eligible to receive a benefit under a Benefit Arrangement who is not an active employee, as defined in Section 8.02(a), of the Corporation.

                    (g) The Corporation has no current or projected liability in respect of post-retirement or post-employment welfare benefits for retired, current or former employees, except as required to avoid excise tax under Section 4980B of the Code.

                    (h)  Except as disclosed  in writing to Purchaser prior
          to the date hereof, there has been no amendment to, written interpretation of or announcement (whether written or not written) by the Corporation or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof in connection with the Corporation's Employees for the most recently completed fiscal year.

                    (i) No employee of the Corporation will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of an award, vesting or exercise of an incentive award) or any fee or payment of any kind solely as a result of any of the transactions contemplated hereby.

                    (j) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Corporation or any of its Affiliates that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

                    (k) No tax under Section 4980B of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

                                      ARTICLE IX

                                CONDITIONS TO CLOSING

               9.01 Conditions to the Obligations of Each Party. The obligations of Purchaser and Sellers to consummate the Closing are subject to the satisfaction, or waiver by both parties, of the following conditions:

                    (a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall (i) prohibit the consummation of the Closing or (ii) restrain, prohibit or otherwise interfere with the effective operation or enjoyment by Purchaser of the Shares.

                    (b) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing, and all material third party consents necessary in connection with the consummation of the Closing, shall have been obtained.

                    (c) All waivers of applicable rights of first refusal by the Corporation and the Sellers have been obtained to permit consummation of the transactions contemplated herein.

               9.02 Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Closing is subject to the satisfaction of the following further conditions:

                    (a) (i) Sellers shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Closing Date (including their obligations set forth in Section 4.02), (ii) the representations and warranties of Sellers contained in this Agreement and in any certificate or other writing delivered by Sellers pursuant thereto, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true at and as of the respective dates applicable to each of them as set forth herein, and (iii) Purchaser shall have received a certificate signed by the President of the Corporation to the foregoing effects.

                    (b)  No  proceeding  challenging  this Agreement or the
          transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any person before any court, arbitrator or governmental body, agency or official nor shall they be pending.

                    (c) Purchaser shall have received all documents it may reasonably request relating to the existence of and good standing of the Corporation.

                    (d) The Corporation shall have been issued an owner's title insurance policy with respect to all real or immovable property in a form and only with such exceptions as are reasonably acceptable to Purchaser. The cost of the owner's title insurance policy shall be borne equally between Sellers and Purchaser.

                    (e) Nothing has come to Purchaser's attention which would indicate that any of the representations and warranties of Sellers are untrue in any material respect or that Sellers have failed to perform any of their covenants contained herein.

               9.03 Conditions to Obligations of Sellers.   The  obligation
          of   Sellers   to  consummate  the  Closing  is  subject  to  the
          satisfaction of the following further conditions:

                    (a)  (i) Purchaser shall have performed in all material
          respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date and (ii) the representations and warranties of Purchaser contained in this Agreement and in any certificate or other writing delivered by Purchaser pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date.

                    (b) Sellers shall have received all documents they may reasonably request relating to the existence of Purchaser and the authority of Purchaser to execute and consummate this Agreement, all in form and substance reasonably satisfactory to Seller.

                                      ARTICLE X

                              SURVIVAL; INDEMNIFICATION

              10.01 Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing.

              10.02 Indemnification.

                    (a)  Sellers  ("Indemnifying  Party"  or  "Indemnifying
          Parties") jointly, severally and in solido hereby indemnify Purchaser and all of Purchaser's officers, directors, employees and shareholders (hereinafter "Indemnified Parties") against and agree to defend and hold them harmless from and against any and all damage, loss, liability and expense, including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding (collectively, "Loss") incurred or suffered by any of the Indemnified Parties arising out of any willful misrepresentation or breach of warranty, covenant or agreement made or to be performed by Sellers pursuant to this Agreement, including all of those made by Sellers in Articles I, II, IV, VI, VII and VIII hereof. Sellers shall have no obligation with respect to any loss, claim, demand, suit or action against the Corporation or Purchaser notice of which is given to Sellers' Representatives after December 31, 1998 as to all claims, demands, suits or actions other than for the payment of any Tax and after December 31, 2000 as to all claims, demands, suits or actions for the payment of any Tax.

                    (b) Purchaser hereby agrees to defend and indemnify Sellers against and to hold Sellers harmless from any and all Loss incurred or suffered by Sellers arising out of any failure to perform, misrepresentation or breach of any warranty, covenant or agreement made or to be performed by Purchaser pursuant to this Agreement. Purchaser shall have no obligation with respect to any loss, claim, demand, suit or action against Sellers notice of which is given to Purchaser (by Sellers or any other person or governmental agency) after December 31, 1998.

                    (c) Except as otherwise provided in Section 10.03 hereof in respect of matters relating to Taxes, the following provisions shall apply:

                         (i)   Promptly  after  receipt  by  an Indemnified
          Party of notice of the commencement of any action or proceeding involving a claim in respect of which indemnification is being sought, such Indemnified Party will, if a claim for indemnification hereunder is to be made against the Indemnifying Party, give written notice to the Indemnifying Parties (through Sellers' Representatives) of the commencement of such action or proceeding, the basis for such claim for indemnification and such other information relating thereto as the Indemnifying Party may reasonably request; provided, however, that failure to so notify the Indemnifying Parties or to provide such information shall not relieve such Indemnifying Parties from any liability which they may have with respect to such claim, except to the extent that they are actually materially prejudiced by such failure to give notice.

                         (ii) In case any such action is brought against an Indemnified Party, the Indemnified Party shall assume and control the defense of such action with counsel selected by the Indemnified Party. It is understood that the Indemnifying
          Parties shall not, in connection with any action or related actions in the same jurisdiction, be liable for the fees and disbursements of more than one separate firm qualified in such jurisdiction to act as counsel for all Indemnified Parties, unless in any such Indemnified Party's reasonable judgment (i) a conflict of interest between such Indemnified Party and any other Indemnified Party may exist in respect of such claim or (ii) such Indemnified Party has available to it reasonable defenses which are different from or additional to those available to other Indemnified Parties. The Indemnifying Parties shall not be liable for any settlement of any proceeding effected without their written consent (given by Sellers' Representatives), but if settled with such consent or if there shall be a final judgment for the plaintiff, the Indemnifying Parties agree to indemnify the Indemnified Party and hold the Indemnified Party harmless from and against any Losses by reason of such settlement or judgment (it being understood that if the Sellers are the Indemnifying Party such indemnification obligation shall be joint and several). The Indemnifying Parties shall not, without the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Any dispute as to whether any Indemnified Party is entitled to indemnification in connection with any action or proceeding under Section 10.02(c), the defense or settlement of such action or proceeding, or any other rights or obligations of the parties hereto in connection with such action or proceeding shall be submitted to arbitration in accordance with Section 12.06 of this Agreement.

                         (iii) In the event that an Indemnified Party shall claim a right to payment pursuant to this Agreement with respect to which there has been no action or proceeding involving such claim, such Indemnified Party shall send written notice of such claim to the Indemnifying Parties. Such notice shall specify the basis for such claim in reasonable detail. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the Indemnifying Parties (acting through Sellers' Representatives) shall establish the merits and amount of Losses, if any, to which the Indemnified Party is entitled. If the parties do not agree with respect to these matters within 30 days after the giving of such notice, either party may submit the matter to arbitration in accordance with Section 12.06 of this Agreement. In such arbitration, if the arbitrator determines that a breach of a representation, warranty, covenant or agreement in this Agreement by the Indemnifying Parties occurred and that such breach caused Losses to an Indemnified Party, the arbitrator will determine the amount of any such Losses. Within ten business days after the final determination of the merits of such claim and amount of such Losses, each Indemnifying Party shall, subject to the limitations set forth herein, deliver to the Indemnified Party an amount of cash in immediately available funds sufficient to satisfy such Losses or the portion of such Losses for which such Indemnifying Party is obligated to provide indemnity hereunder.

                         (iv) If any Seller fails to timely deliver cash in the amount of any Losses payable by such Seller under the terms of this Agreement, Purchaser may withdraw from funds held in the Escrow Account (as defined below) an amount of cash equal to the amount of Losses which has not been paid by that Seller.

                    (d) Wherever this Agreement requires actions or decisions of the Indemnifying Parties, those actions or decisions shall be taken by either or both of Sellers' Representatives acting on behalf of all Indemnifying Parties.

               10.03  Covenants Regarding Tax Matters.

                    (a) Taxes attributable to the taxable period of the Corporation beginning before and ending after the Closing Date shall be allocated (i) to the Sellers for the period up to and including the Closing Date to the extent such Taxes exceed the reserve therefor on the Closing Balance Sheet and (ii) to Purchaser for the period up to and including the Closing Date to the extent such Taxes do not exceed the reserve therefor on the Closing Date Balance Sheet and for the period subsequent to the Closing Date. For purposes of this Section 10.03(a), Taxes for the period up to and including the Closing Date and for the period subsequent to the Closing Date shall be determined on the basis of an interim closing of the books as of the Closing Date.

                    (b) The Sellers may not file any amended returns or refund claims in respect of any taxable period of the Corporation ending on or prior to the Closing Date.

                    (c)   The  Sellers shall cooperate fully with Purchaser
          and make available to Purchaser in a timely fashion such Tax data and other information as may be reasonably required for the preparation by Purchaser of any returns of the Corporation required to be prepared and filed by Purchaser hereunder. The Sellers and Purchaser shall make available to the other, as reasonably requested, all information, records or documents in their possession relating to Tax liabilities of the Corporation for all taxable periods of the Corporation ending on, prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable Tax statute of limitations or extensions thereof or, if a proceeding has been instituted for which the information, records or documents is required, until there is a final determination with respect to such proceeding.

                    (d)(i)   Purchaser  shall  promptly notify the Sellers'
          Representatives upon receipt by Purchaser or the Corporation of written notice of any Tax audits or of proposed assessments against the Corporation for taxable periods of the Corporation ending on or prior to the Closing Date; provided, however, that the failure of Purchaser to give Sellers' Representatives prompt notice as required herein shall not relieve the Sellers of any of their obligations hereunder, except to the extent that the Sellers are actually and materially prejudiced thereby. Purchaser shall have the right to represent the interests of the Corporation in any such Tax audit or administrative or court proceeding and to employ counsel of its choice; provided, however, that Purchaser may not agree to a settlement or compromise thereof without the prior written consent of Sellers' Representatives, which consent may be withheld solely in the event that Sellers' Representatives have been advised in writing by counsel reasonably acceptable to Purchaser that it is more likely than not that the issue under audit (or the proposed assessment) would be decided favorably to the Corporation and that written advice has been furnished to Purchaser. The Sellers agree that they will cooperate fully with Purchaser and its counsel in the defense against or compromise of any claim in any said audit or proceeding.

                         (ii) The Sellers shall promptly notify Purchaser upon receipt by the Sellers of written notice of any Tax audit or proposed assessment or other proposed change or adjustment which may affect the Corporation or its Tax attributes. The Sellers shall keep Purchaser duly informed of the progress thereof and, if the results of such Tax audit or proceeding may have an adverse effect on the Corporation, Purchaser or its affiliates for any taxable period including or ending after the Closing Date, then the Sellers may not agree to a settlement or compromise thereof without Purchaser's consent.

                    (e) Within ten (10) days after notice by Purchaser to Sellers' Representatives of the total amount of additional taxes, penalties and interest owed by the Corporation for periods prior to the Closing, Sellers shall remit to Purchaser the entire amount thereof less the future tax benefit attributable to the increase in future depreciation deductions as a result of the adjustment which caused those additional taxes. The future tax benefit shall be deemed equal to forty (40%) percent of the total additional depreciation which the Corporation would thereby be able to deduct in future years provided the amount of this reduction shall not exceed the amount of additional taxes (apart from penalties and interest) then owed by the Corporation. If any Seller fails to remit his entire proportionate share of the amount due, Purchaser may withdraw said amount from the Escrow Account, to the extent thereof, and if the Escrow Account is insufficient, any one or more of the other Sellers shall pay Purchaser the shortfall upon ten (10) days written notice.

                    (f) The Sellers and Purchaser agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes. If, notwithstanding such treatment by the parties, any indemnity payment is determined to be taxable to Purchaser or the Corporation by any taxing authority, the Sellers shall indemnify Purchaser and its Affiliates for any Taxes payable by reason of the receipt of such indemnity payment (including any payments under this Section 10.03(f)).

                                      ARTICLE XI

                                     TERMINATION

               11.01   Grounds  for  Termination.   This  Agreement  may be
          terminated at any time prior to the Closing:

                         (i)  by   mutual  written  agreement  of  Sellers'
                              Representatives and Purchaser;

                        (ii) By Purchaser if the Closing shall not have been consummated on or before January 15, 1997 unless extended by mutual agreement of Sellers' Representatives and Purchaser;

                       (iii) By either Sellers' Representatives or Purchaser if there shall be any law or regulation that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or,

                        (iv) By Purchaser if anything has come to its attention that any of Sellers' representations or warranties are untrue in any respect or Purchaser has discovered any contamination or any Hazardous Substance on the premises of the Corporation or any violations of any Environmental Laws by the Corporation which have not been remedied as of the date of the discovery.

               The party desiring to terminate this Agreement pursuant to Clauses (ii), (iii) or (iv) shall give notice of such termination to the other party.

               11.02 Effect of Termination. If this Agreement is terminated as permitted by Section 11.01, such termination shall be without liability of any party (or of any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of another party or to perform a covenant of this Agreement or from a willful breach by any party to this Agreement, such party shall be fully liable for any and all Losses incurred or suffered by any other party as a result of such failure or breach. The provisions of Sections 5.01 and
          12.03 shall survive any termination  hereof  pursuant  to Section
          11.01.

                                     ARTICLE XII

                                    MISCELLANEOUS

               12.01 Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile, telecopy or similar writing) and shall be deemed given when delivered:

               If to Purchaser, to:     Gulf Island Fabrication, Inc.
                                        Attn: Kerry J. Chauvin, President
                                        583 Thompson Road
                                        Houma, LA  70361-0310

               With a Copy to:          Robert R. Casey, Esq.
                                        Four United Plaza, 5th Floor
                                        8555 United Plaza Boulevard
                                        Baton Rouge, LA  70809-7000

               If to Sellers or to
               Indemnifying Parties,
               to Sellers'
               Representatives:         E. M. Dupaquier
                                        206 Maple Avenue
                                        Houma, LA  70364

                                        R. H. Marmande
                                        1321 Dularge Road

               With a Copy to:          P. J. McMahon, Esq.
                                        P. O. Box 1545
                                        Houma, LA  70361


          Each of the above persons may change their address or facsimile number by notice to the other persons in the manner set forth above.

               12.02  Amendments; No Waivers.

                    (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

                    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the existence of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

               12.03   Expenses.    All  costs  and  expenses  incurred  in
          connection with this Agreement shall be paid by the party incurring such cost or expense.

               12.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

               12.05 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Louisiana without regard to the conflicts of law rules of such state.

               12.06  Jurisdiction and Forum: Arbitration.  Any controversy arising under, out of, in connection with, or relating to, this Agreement, and any amendment hereof, or the breach hereof or thereof, shall be determined and settled by arbitration in New Orleans, Louisiana by an arbitrator or arbitrators mutually agreed upon by Purchaser and the Sellers' Representatives or, if Purchaser and Sellers' Representatives shall fail or be unable to so agree within ten Business Days after the written request therefor by Purchaser or the Representatives to the other, such arbitrator or arbitrators as may be selected in accordance with the rules of the American Arbitration Association. Any award rendered therein shall specify the findings of fact of the arbitrator or arbitrators and the reasons for such award, with reference to and reliance on relevant law. Any such award shall be final and binding on each and all of the parties thereto and their personal representatives, and judgment may be entered thereon in any court having jurisdiction thereof.

               12.07 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received as a counterpart hereof signed by the other party hereto.

               12.08 Entire Agreement. This Agreement and any other agreements referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect thereto. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.

               12.09   Captions.   The captions  herein  are  included  for
          convenience of reference only and shall be ignored in the construction or interpretation hereof.

               12.10 Severability. In the event any one or more of the provisions of this Agreement shall be or become illegal or unenforceable in any respect, the validity, legality, operation and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers effective as of the day and year first above written but executed on the dates set forth below.

          WITNESSES:                    GULF ISLAND FABRICATION, Purchaser


            /s/ Elward Cunningham       BY:  /s/ Kerry J. Chauvin
          -------------------------         -------------------------------
                                             Kerry J. Chauvin, President

            /s/ John P. Laborde         Date Executed: November 25,1996
          -------------------------                   -------------

                                        SELLERS:


            /s/ Elward Cunningham            /s/ R.H. Marmande
          --------------------------    -----------------------------------
                                        R. H. Marmande


            /s/ John P. Laborde         Date Executed: November 25, 1996
          --------------------------                  -------------


            /s/ Elward Cunningham            /s/ E. M. Dupaquier
          --------------------------    -----------------------------------
                                        E. M. Dupaquier


            /s/ John P. Laborde         Date Executed:  November 25,  1996
          --------------------------                    ------------


   All schedules have been intentionally omitted. A copy of any omitted schedule will be furnished supplementally to the Commission upon request.